EXHIBIT 23.1

TAUBER & BALSER, P.C.

Certified Public Accountants

3340 Peachtree Road, N.E.

Suite 250

Atlanta, GA 30326

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference of our report to the Board of Directors and Stockholders of Next, Inc. and Subsidiaries dated January 14, 2004 accompanying the consolidated financial statements, of Next, Inc. and Subsidiaries as of November 30, 2003 included in the November 30, 2003 Form 10-KSB to be filed on or about February 27, 2004.

/s/ Tauber & Balser, P.C.

Tauber & Balser, P.C. Atlanta, Georgia February 25, 2004